Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Gerry Gould, VP-Investor Relations (781) 356-9402 gerry.gould@haemonetics.com	Media Contact: Carla Burigatto, VP-Communications (781) 348-7263 carla.burigatto@haemonetics.com

Olga Vlasova, Sr. Mgr.-Investor Relations (781) 356-9763 olga.vlasova@haemonetics.com

Claire Pomeroy Joins Haemonetics Board of Directors

Braintree, Mass., April 29, 2019 - Haemonetics Corporation (NYSE: HAE) announced the election of Claire Pomeroy, M.D., MBA, to its Board of Directors.

Dr. Pomeroy is President of the Albert and Mary Lasker Foundation and serves as Chief Executive Officer, responsible for advancing the Foundation's mission to improve health by accelerating support for medical research through recognition of research excellence, education and advocacy.

Dr. Pomeroy serves on the board of global medical technology company Becton, Dickinson and Company as well as the boards of the Sierra Health Foundation, the Foundation for Biomedical Research, iBiology, Inc., New York Academy of Medicine and the Science Philanthropy Alliance. She is also a member of the Board of Trustees of the Morehouse School of Medicine and recently completed service on the Board of Trustees of the New York Blood Center. Dr. Pomeroy was inducted into the National Academy of Medicine in 2011.

"We are pleased to welcome Claire to our Board. Her deep experience as a physician, researcher and health system leader brings real-world insights about the impact of medical innovation on both patients and health care professionals,” said Richard J. Meelia, Chairman of Haemonetics' Board of Directors. “Claire’s expertise managing medical research agendas, advancing new technologies and fostering scientific collaboration will be an asset to the Board’s Technology Committee and Haemonetics as we pursue our Innovation Agenda.”

Dr. Pomeroy received bachelor’s and medical degrees from the University of Michigan and completed her residency and fellowship training in internal medicine and infectious diseases at the University of Minnesota. She earned a Master of Business Administration degree from the University of Kentucky and received an honorary Doctor of Science degree from the University of Massachusetts Medical School. She has held faculty positions at the University of Minnesota, the University of Kentucky and University of California (UC) Davis. Before joining the Lasker Foundation in 2013, Dr. Pomeroy served as Dean of the UC Davis School of Medicine and Vice Chancellor of the UC Davis Health System.

About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.
#

2